Exhibit 10.43
FLOWSERVE CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated Effective as of November 12, 2007
The Flowserve Corporation Supplemental Executive Retirement Plan, as amended and restated effective as of November 12, 2007, (the “Plan”) is set forth below. The Plan is sponsored by Flowserve Corporation for certain eligible officers and is exempt from the participation, vesting, funding and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
ARTICLE I
PURPOSE
1.1 Purpose of the Plan. The primary purpose of the Company in establishing this Plan is to provide additional retirement benefits to Eligible Officers.
1.2 Effective Date. The Plan, which is effective November 12, 2007, is an amendment and restatement of the Flowserve Corporation Senior Supplemental Executive Retirement Plan, which was originally effective July 1, 1999 (the “Prior Plan”). The Plan shall apply generally to any Participant who did not terminate employment prior to November 12, 2007. Except as otherwise provided herein, any Eligible Officer who is a Participant and who terminated employment prior to November 12, 2007, shall be entitled to those benefits, if any, provided by the Prior Plan, as modified, where appropriate, to comply with the requirements of Section 409A of the Code and the guidance issued thereunder as then in effect.
ARTICLE II
DEFINITIONS
2.1 Definitions. Whenever used in the Plan, the following terms shall have the respective meanings set forth below:
(a)	“Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with the procedures established by the Committee, that are entitled to receive benefits under this Plan upon the death of a Participant.

(b)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(c)	“Change in Control” shall mean the occurrence of any of the following:
(i)	On the date any “Person” (as defined in subparagraph (v) below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company (the “Voting Stock”); other than an acquisition (1) directly from the Company; (2) by the Company or any corporation, partnership, trust or other entity controlled by the Company (a “Subsidiary”); (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (4) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in subparagraph (iii)(1) and (2) are satisfied; or (5) by any Person who is considered to own stock of the Company constituting thirty percent (30%) or more of the Voting Stock immediately prior to such additional acquisition. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired ownership of stock of the Company possessing thirty percent (30%) or more of the Voting Stock as a result of the acquisition of the Voting Stock, which, by reducing the number of shares of Voting Stock, increases the proportional number of shares owned by the Subject Person; provided, however, that if following such acquisition of shares of Voting Stock by the Company, the Subject Person acquires additional Voting Stock which increases the percentage ownership of the Subject Person to an amount that would constitute thirty percent (30%) of the then outstanding Voting Stock (excluding any shares of Voting Stock previously acquired by the Company), then a Change in Control shall then be deemed to have occurred; or

(ii)	On the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

(iii)	On the date of consummation of a reorganization, merger, or consolidation, in each case, immediately following which a Person owns stock of the Company that, together with stock held by such Person prior to such reorganization, merger or consolidation, constitutes more than fifty percent (50%) of the total fair market value of the Company; unless, following such reorganization, merger or consolidation: (1) more than fifty percent (50%) of the then outstanding Voting Stock is owned, directly or indirectly, by all or substantially all of the individuals and entities who were the owners of the Voting Stock immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation; or (2) (A) officers of the Company as of the effective date of such reorganization, merger or consolidation constitute at least three-quarters (3/4) of the officers of the ultimate parent company of the corporation resulting from such reorganization, merger or consolidation; (B) elected members of the Board as of the effective date of such reorganization, merger or consolidation constitute at least three quarters (3/4) of the board of directors of the ultimate parent company of the corporation resulting from such reorganization, merger or consolidation; and (C) the positions of Chairman of the board of directors, the Chief Executive Officer and the President of the corporation resulting from such reorganization, merger or consolidation are held by individuals with the same positions at the Company as of the effective date of such reorganization, merger or consolidation.

(iv)	On the date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, unless such assets have been acquired by a corporation with respect to which, following such acquisition, (a) more than fifty percent (50%) of, respectively, the then outstanding shares of stock of such corporation and the combined voting power of the then outstanding voting stock of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then owned, directly or indirectly, by all or substantially all of the individuals and entities who were the owners, respectively, of outstanding stock of the Company and the Voting Stock immediate prior to such acquisition, in substantially the same proportions as their ownership immediately prior to such acquisition; (b) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary or any Person owning immediately prior to such acquisition, directly or indirectly, twenty percent (20%) or more of all of the outstanding shares of stock of the Company or the Voting Stock, owns, directly or indirectly, twenty percent (20%) or more of all of the then outstanding stock of such corporation or the combined voting power of the then outstanding voting stock of such corporation (or any parent thereof) entitled to vote generally in the election of directors and (c) at least two-thirds (2/3) of the members of the board of directors of such corporation (or any parent thereof) were members of the Company’s Board at the time of the execution of the initial agreement or action of the Board providing for such acquisition of the Company’s assets. For purposes of this subparagraph (iv), gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, no Change in Control shall be deemed to occur when there is such a sale or transfer to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s then outstanding stock; (2) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of the Company. For purposes of the foregoing, a Person’s status is determined immediately after the asset transfer.

(v)	For purposes of subparagraphs (i), (ii), (iii) and (iv) above, “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.
(d)	“Code” means the Internal Revenue Code of 1986, as amended, and any successor provision thereto.

(e)	“Committee” means the Organization & Compensation Committee of the Board of Directors of the Company.

(f)	“Company” means Flowserve Corporation and any subsidiary participating in the Qualified Plan.

(g)	“Compensation” means base salary plus annual incentive pay.

(h)	“Effective Date” means November 12, 2007, the effective date of the Plan as amended and restated.

(i)	“Eligible Officer” means any person who is (i) a Participant in the Qualified Plan; (ii) an officer of the Company; and (iii) designated by the Committee to participate in the Plan.

(j)	“Participant” means any Eligible Officer who is designed by the Committee as a Participant in this Plan.

(k)	“Predecessor Plan” means either the Flowserve Corporation Benefit Equalization Pension Plan (Flowserve Equalization Plan) or the BW/IP International Supplemental Executive Retirement Plan (BW/IP SERP).

(l)	“Qualified Plan” means the Flowserve Corporation Pension Plan, as amended from time to time, or any successor to this Plan, and any other qualified pension plan that may be designated by the Committee.

(m)	“Separation from Service” means a Participant dies, retires, or otherwise suffers a termination of employment, as determined in accordance with the requirements of Section 409A of the Code and the final regulations issued thereunder. For purposes of the Plan, a Participant shall not be considered to have separated from service while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave of absence does not exceed six months, or, if longer, so long as the Participant retains the right to reemployment with the Company or its subsidiaries under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or any of its subsidiaries. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period in the immediately preceding sentence.
Any other term used in this Plan which is defined in the Qualified Plan shall have the meaning set forth therein.

ARTICLE III
PARTICIPATION
3.1 Participation. An employee shall become a Participant as of the first day of the calendar month coincident with or next following the date he or she first becomes an Eligible Officer (the “Entry Date”), provided that he or she remains a member of the select group of officers for whom this Plan is designed through his or her Entry Date.
ARTICLE IV
BENEFITS FOR PARTICIPANTS
4.1 Eligibility. A Participant or the Beneficiary of a Participant shall be eligible to receive benefits under this Plan; provided, however, the Company may in its discretion restrict on a prospective basis the classification of persons who are eligible to receive benefits under this Plan.
4.2 Amount of Benefits. Each Eligible Officer shall have a cash balance account. The cash balance account is a bookkeeping account that the Company uses to record an Eligible Officer’s opening cash balance account, contribution credits and interest credits earned under the Plan and is not in an actual account having Plan assets allocated to it.
(a)	Contribution Credits. The Company adds annual contribution credits equal to 5% of Compensation.

(b)	Interest Credits. The Company adds interest credits based upon the Eligible Officer’s beginning of quarter cash balance account plus 50% of Company contribution credits (other than any discretionary company contribution credits made pursuant to Section 4.3) for the quarter at the interest rate for interest credits under the Qualified Plan.
4.3 Discretionary Company Contribution. In addition to the company contribution credits made pursuant to Section 4.2(a) above, the Company, in its sole and absolute discretion, may, but is not required to, credit any additional amount it desires to any Participant’s account under this Plan. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant for a plan year, and the amount credited to any Participant for a plan year may be zero, even though one or more other Participants may receive a contribution from the Company for that plan year; provided, however, the Company shall determine the amount credited to each Participant in a manner that does not violate any applicable nondiscrimination law. Any discretionary contribution made in accordance with this Section 4.3, if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion.
4.4 Transitional Benefit. For each Eligible Officer who was in employment and eligible to participate in the Plan on July 1, 1999 but before May 16, 2007, his or her opening cash balance account was determined as follows:
(a)	Eligible Officers with at least eighty (80) “age and credited service” points (as defined under the Qualified Plan), who were participating in a Predecessor Plan on July 1, 1999, have an opening cash balance account structured to provide a total projected age sixty-

two (62) benefit approximately equal to the benefit from the Predecessor Plan, assuming actual bonus is 100% of target.

(b)	Eligible Officers who were not in a defined benefit plan on July 1, 1999, have an opening cash balance account equal to 5% of 1998 compensation times years of service with the Company (including BW/IP, Inc. and Durco International, Inc.) for each year as an executive officer of the Company.

(c)	Eligible Officers who commenced participation in the Plan after July 1, 1999 and prior to May 16, 2007, have an opening cash balance account equal to 5% of current Compensation times years of service with the Company (including BW/IP, Inc. and Durco International, Inc.).
4.5 Commencement and Form. Subject to the provisions of this Article IV, a Participant will receive benefits under the Plan in the form of a lump sum payment on the date of his or her Separation from Service or as soon as administratively practicable thereafter. Notwithstanding the foregoing or any other provision of this Plan to the contrary, if a Participant who is entitled to payments under this Plan is a “specified employee”, as defined in Section 1.409A-1(i) of the final regulations issued under Section 409A of the Code, any payment under this Plan shall be made in a lump sum on the date which is six (6) months following the date of the Participant’s Separation from Service, or if earlier, on the date of the Participant’s death. All payments that are delayed for six (6) months as provided in this Section 4.5 shall continue to accrue interest credits under Section 4.2 for the period from the Participant’s Separation from Service until the date such payment is actually made.
ARTICLE V
VESTING
5.1 Vesting Schedule. A Participant shall be vested in one-third of his or her accrued benefits under this Plan for each full year of participation in this Plan for his or her first three (3) years of participation. After three (3) full years of participation in the Plan, a Participant shall be 100% vested in all future benefits accrued under this Plan. If a Participant ceases to be eligible for this Plan prior to his or her third (3rd) full year of participation, he or she shall not receive vesting credit for purposes of this Plan for any period of ineligibility. If a Participant becomes eligible to participate in this Plan again following a period of ineligibility, he or she will receive credit for his or her prior full years of participation in the Plan. No vesting credit shall be given for partial years of participation.
5.2 Change in Control Vesting. In the event of a Change in Control, the Eligible Officer shall immediately be fully vested in his or her benefit under the Plan.
ARTICLE VI
ADMINISTRATION
6.1 Administration. The Committee shall be responsible for the general administration of the Plan and the carrying out of the provisions thereof, and shall have all rights and powers required in connection therewith, including the right to establish rules for the administration of the Plan and the methods to be used in calculating benefits. The Committee shall have the discretionary power and authority to interpret and administer the Plan according to its terms, including the power to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors in the administration and application of the Plan. The Committee shall have such additional powers as may be necessary to discharge its duties and responsibilities hereunder.
6.2 Application for Benefits. The Committee shall determine a Participant’s or Beneficiary’s eligibility for benefits. Each Participant or Beneficiary claiming a benefit under the Plan shall complete an application form and file it with the Committee or an administrator designated by the Committee. The Committee shall take action on all applications for benefits within ninety (90) days of receipt. If an application is approved, the Committee shall determine, or cause to be determined, the applicant’s benefits under the Plan.
6.3 Claims Procedure. If an application for benefits is denied or benefits are forfeited, in whole or in part, the following claims procedure shall be applicable:
(a)	The Committee will provide the claimant with a written notice of denial, setting forth (i) an explanation as to why the claim was denied or benefit forfeited, (ii) the provisions of the Plan upon which the denial or forfeiture was based, and (iii) an explanation of the Plan’s claims procedure. If the Committee does not deny a claim on its merits, but rejects the application for failure to furnish certain necessary material or information, the written notice to the claimant will explain what additional material is needed and why, and advise the claimant that he or she may refile a proper application.

(b)	Within sixty (60) days after the receipt of the Committee’s notice of denial or forfeiture, the claimant must file a written notice of appeal of the denial or forfeiture of benefits with the Committee. In addition, within such appeal period, the claimant may review pertinent documents at such reasonable times and places as the Committee may specify and may submit any additional written material pertinent to the appeal, and the claimant shall be entitled to appear before the Committee to present his or her claim.

(c)	The Committee will make a written decision on the appeal not later than sixty (60) days after its receipt of the notice of appeal, unless special circumstances require an extension of time, in which case a decision will be given as soon as possible, but not later than one hundred-twenty (120) days after receipt of the notice of appeal. The decision on the appeal will be in writing and shall include specific reasons for the decision, making specific reference to the provisions of the Plan upon which the decision was based.
In the event the Committee fails to take any action on the claimant’s initial application for benefits within ninety (90) days after receipt, the application will be deemed denied, and the applicant’s appeal rights under this Section 6.3 will be in effect as of the end of such period.
ARTICLE VII
FINANCING
7.1 Financing of Benefits. No Participant shall be required or permitted to make any contribution under the Plan. The Company may provide security for payment of benefits using any method approved by the Committee for this purpose that is subject to the claims of the Company’s general unsecured creditors. As an alternative to and notwithstanding the above, the Company may elect to directly pay such benefits to a Participant, subject to the approval of the Committee. For a Participant terminating employment as a result of a Change in Control, vested benefits shall be funded in such manner as shall be determined by the Committee, provided that at all times such funding method shall be subject to the claims of the Company’s general unsecured creditors.
7.2 Unsecured General Creditor. Notwithstanding anything to the contrary contained herein, no Participant or Beneficiary (or any of their heirs, successors, or assigns) shall have any legal or equitable rights, interests or claims in any property or assets of the Company or its subsidiaries. For purposes of the payment of benefits under this Plan, any and all assets of the Company and its subsidiaries shall be, and shall remain, the general, unpledged, unrestricted assets of the Company and its subsidiaries, as applicable. The Company and its subsidiaries obligations under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
ARTICLE VIII
GENERAL PROVISIONS
8.1 Non-Alienation of Benefits. No benefit which shall be payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, encumbrance, or charge by a Participant, Beneficiary or survivor or anyone claiming under any of them except pursuant to a “Qualified Domestic Relations Order”, as such term is defined under ERISA. If a Participant, Beneficiary or survivor or anyone claiming under any of them shall attempt to or shall subject in any manner any benefit which shall be payable under this Plan to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, encumbrance, or charge, his or her interest in any such benefit shall terminate and the Committee shall hold or apply it to or for the benefit of such person, his or her spouse, children or other dependents, or any of them as the Committee may decide.
8.2 Incompetency. Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent, and that a guardian, conservator, statutory committee, or other person legally vested with the care of his or her estate has been appointed. In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his or her affairs, then any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment. In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payment shall be made to such guardian or conservator or statutory committee, provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provision of this Section 8.2 shall be a complete discharge of liability therefore under the Plan.

8.3 Employment Rights. The establishment of the Plan shall not be construed as conferring any legal rights upon any Eligible Officer or any other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person or to treat him or her without regard to the effect which such treatment might have upon him or her as a person covered by this Plan.
8.4 Notices. Any notice required or permitted to be given hereunder to an Eligible Officer, a Participant or Beneficiary will be properly given if delivered or mailed, postage prepaid, to the Eligible Officer or Beneficiary at the last post office address as shown on the Company’s records. Any notice to the Company shall be properly given or filed if delivered or mailed, postage prepaid, to the Corporate Secretary of the Company at its principal place of business.
8.5 Waiver of Notice. Any notice required hereunder may be waived by the person entitled thereto.
8.6 Action by Company. Any action required or permitted to be taken hereunder by the Company shall be taken by the Committee, or by any person or persons or committee otherwise authorized by its Board of Directors.
8.7 Uniform Rules. In administrating the Plan, the Committee will apply uniform rules to all Eligible Officers similarly situated.
8.8 Notice of Address. Any payment to a Participant, or in case of his or her death to his or her Beneficiary or survivor, at the last known post office address of the distributee on file with the Company, shall constitute a complete acquittance and discharge to the Company with respect thereto unless the Company shall have received prior written notice of any change in the condition, status or location of the distributee. The Company shall have no duty or obligation to search for or ascertain the whereabouts of any Eligible Officer or Beneficiary.
8.9 Record. The records of the Company with respect to the Plan shall be conclusive on all Eligible Officers, beneficiaries and survivors, and all other persons whomsoever.
8.10 No Individual Liability. It is declared to be the express purpose and intention of the Plan that no liability whatever shall attach to or be incurred by the shareholders, officers, or directors of the Company, or any representatives appointed hereunder by the Company, under or by reason of any of the terms or conditions of the Plan.
8.11 Illegality of Particular Provision. If any particular provision of this Plan shall be found to be illegal or unenforceable, such provision shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.
8.12 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and as such it is intended that the Plan be exempt from the participation, vesting, funding, and fiduciary responsibility requirements of Title I of ERISA. This Plan is also intended to qualify for simplified reporting under U.S. Department of Labor Regulation Section

2530.104-23, which provides for an alternative method of compliance for plans described in such regulation. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
8.13 Tax Withholding. The Company and its subsidiaries shall have the right to deduct from all amounts paid in cash or other form under this Plan any Federal, state, local or other taxes required by law to be withheld.
ARTICLE IX
AMENDMENT AND TERMINATION
9.1 Amendment and Termination. The Company expects the Plan to be permanent, but since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend or terminate the Plan at any time by action of its Board of Directors, provided, however, that no amendment or termination may change the time and form of payment to be made under the provisions of the Plan as in effect before such amendment or termination, except as otherwise permitted under Section 409A of the Code and the regulations issued thereunder. Notwithstanding any of the foregoing provisions of this Section 9.1 or any other terms and conditions of the Plan to the contrary, the Committee reserves the right, in its sole discretion, to amend the Plan in any manner it deems necessary or desirable in order to comply with or otherwise address issues resulting from Section 409A of the Code.
9.2 Contingencies Affecting the Company. In the event of a merger or consolidation of the Company, or the transfer of substantially all of the assets of the Company to another corporation, such successor corporation shall be substituted for the Company under the terms and provisions of the Plan.
9.3 Protected Benefits. If the Plan is amended or terminated, the full benefits payable to each retired Eligible Officer, Beneficiary or survivor shall not be reduced. A Participant who is in active service at the time of Plan amendment or termination shall be entitled to no less than the benefits he or she has accrued under the Plan to the date of such amendment or termination. The time and manner of payment of benefits subsequent to such date shall remain subject to the terms and conditions of the Plan, as they may have been amended. Subject to the foregoing provision, the Eligible Officer shall have a contractual right to all benefits applicable to him or her under the Plan.
9.4 Reimbursement of Legal Fees and Expenses. In the event that a Participant brings a legal action after a “Change in Control” as defined in Section 2.l(c) to enforce any of his or her rights hereunder, the Company shall reimburse the Eligible Officer for his or her actual documented legal fees and expenses in bringing such action, provided that (i) such action is based upon an actual bona fide claim for damages under applicable law, as determined by the Committee based on the facts and circumstances and in accordance with the requirements of Section 409A of the Code (and the regulations issued thereunder); (ii) the Participant provides written documentation to the Company of such legal fees and expenses no later than one hundred eight (180) days following the close of the taxable year in which such expenses were incurred; and (iii) it is judicially determined that such action was not frivolous or brought in bad faith. Any reimbursement of legal fees and expenses made pursuant to the immediately preceding sentence in one taxable year shall not affect the legal fees and expenses eligible for reimbursement pursuant to this Section 9.4 in any other taxable year. Reimbursement of legal fees and expenses pursuant to this Section 9.4 shall be made by the Company no later than the last day of the Participant’s taxable year following the taxable year in which the fees or expenses were incurred.
ARTICLE X
APPLICABLE LAW
10.1 Applicable Law. The Plan shall be governed by and construed according to the law of the State of Texas, except to the extent otherwise preempted by ERISA, or any other Federal law.
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IN WITNESS WHEREOF, Flowserve Corporation has caused this instrument to be executed by its duly authorized officer, this 27th day of November, 2007.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff
Ronald F. Shuff
Senior Vice President, Secretary and General Counsel